UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
_______________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 13, 2007
Date of report (date of earliest event reported)

COST-U-LESS, INC.
(Exact name of registrant as specified in its charter)

Washington	0-24543	91-1615590
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3633 136th Place SE, Suite 110
Bellevue, Washington 98006
(Address of principal executive offices)(Zip code)

(425) 945-0213
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

As used in this current report on Form 8-K, unless the context otherwise requires, the terms “we,” “us,” “the Company,” and “Cost-U-Less” refer to Cost-U-Less, Inc., a Washington corporation.

Item 2.02 Results of Operations and Financial Condition.

    On March 13, 2007, Cost-U-Less, Inc. issued a press release announcing its financial results for the fourth fiscal quarter and fiscal year ended December 31, 2006. In its press release, the Company reported for the fourth fiscal quarter (Q4 2006) net income of $913,000, or $0.21 per fully diluted share outstanding, compared to net income of $1,130,000, or $0.27 per fully diluted share outstanding, for the fourth quarter of fiscal 2005 (Q4 2005). For the fiscal year 2006 (FY 2006), net income totaled $2.7 million, or $0.63 per fully diluted share outstanding, compared to net income of $3.0 million, or $0.72 per fully diluted share outstanding, for fiscal year 2005 (FY 2005).

Item 8.01 Other events.

    As previously reported, the Company has been granted approval from the Cayman Islands Trade and Business Licensing Board to operate a retail and wholesale business through a controlled subsidiary organized in the Cayman Islands. Also as previously reported, the company has entered into a long-term lease with the developer of Governor’s Square in Grand Cayman to lease land on which to construct and operate a store under the Cost-U-Less name.

    Construction on the new store began in late 2006 as anticipated, but permitting delays experienced since that time have extended the completion date beyond the first half of fiscal 2007 to late in the third fiscal quarter or fourth fiscal quarter of 2007.

    In connection with the foregoing items, we issued a press release which is attached as Exhibit 99.1 hereto.

    The information in this report and the exhibit attached hereto are being furnished and shall not be deemed filed for purposes of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except as shall be expressly stated by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Press release of Cost-U-Less, Inc., dated March 13, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
                                   Cost-U-Less, Inc.

Dated: March 13, 2007            By: /s/ Martin P. Moore

Name:  Martin P. Moore
Title:  Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release of Cost-U-Less, Inc., dated March 13, 2007